Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement and related Prospectus (Form F-3 No. 333-160518) of Xinyuan Real Estate Co., Ltd.,

(2) Registration Statement and related Prospectus (Form F-3 No. 333-166389) of Xinyuan Real Estate Co., Ltd., and

(3) Registration Statement (Form S-8 No. 333-152637) of Xinyuan Real Estate Co., Ltd.

of our reports dated April 15, 2013, with respect to the consolidated financial statements of Xinyuan Real Estate Co., Ltd. and the effectiveness of internal control over financial reporting of Xinyuan Real Estate Co., Ltd. included in this Annual Report (Form 20-F) of Xinyuan Real Estate Co., Ltd. for the year ended December 31, 2012.

/s/ Ernst & Young Hua Ming LLP

Beijing, People’s Republic of China

April 15, 2013